KANDERS & COMPANY, INC.
One Landmark Square, 22nd Floor
Stamford, Connecticut 06901

September 22, 2006

Net Perceptions, Inc.
One Landmark Square, 22nd floor
Stamford, Connecticut 06901

Dear Sirs:

We are pleased to set forth in this agreement (the “Agreement”) the terms of the retention of Kanders & Company, Inc. (the “Consultant”) by Net Perceptions, Inc. and its affiliates and subsidiaries (collectively, the “Company”).

1. During the Term (as hereinafter defined) of this Agreement the Consultant will act as a consultant to the Company, and will, subject to the provisions hereinafter set forth, render investment banking and financial advisory services to the Company on a non-exclusive basis, including strategic planning, assisting in the development and structuring of corporate debt and equity financings, introductions to sources of capital, guidance and advice as to (i) potential targets for mergers and acquisitions, joint ventures, and strategic alliances, including facilitating the negotiations in connection with such transactions, (ii) capital and operational restructuring, and (iii) shareholder relations. In connection with the Consultant’s activities on the Company’s behalf, the Consultant has familiarized itself with the business, operations, properties and financial condition of the Company, including the business and operations of CRC Acquisition Co., LLC d/b/a Concord Steel. The services to be provided by the Consultant shall be primarily provided by Warren B. Kanders, personally, at such times and in such manner as he may reasonably determine. Nothing contained in this Agreement shall require the Consultant to render a fairness opinion to the Company.

2. In consideration for the services to be rendered by Consultant to the Company under this Agreement, the Company shall pay Consultant the following fees:

(a) $500,000 in cash per annum during the Term hereof, which shall be payable monthly or in such other manner as the parties hereto may agree (the “Cash Fee”); and

(b) 1% of the amount by which the Company’s revenues (as set forth in its income statement) for each fiscal year, as reported in the Company’s Annual Report on Form 10-K, or if no such report is filed by the Company, as reflected in the Company’s audited financial statements for the fiscal year in question, exceeds $60,000,000, which shall be payable in shares of common stock of the Company (the “Stock Fee”). For purposes of calculating the Stock Fee, the shares of the Company’s common stock shall be valued at the weighted average price of the Company’s common stock for the fiscal year in question.

Kanders & Company, Inc.
September 22, 2006

The Consultant agrees to defer any payments of the Cash Fee and/or the Stock Fee due at the written request of the Board of Directors in order to comply with the terms of any credit agreement entered into between the Company and an institutional lender requiring such deferral, with payment of such deferred amounts to be made, with interest at the prevailing borrowing rate for the Company, such interest to commence three months after any deferral, as soon as practicable after such deferral requirement of any such credit agreement is no longer applicable, or such other time as may be permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder.

3. In connection with the Consultant’s activities on the Company’s behalf, the Company will cooperate with the Consultant and will furnish the Consultant with all information and data concerning the Company which the Consultant reasonably believes appropriate to its assignment (all such information so furnished being the “Information”) and will provide the Consultant with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company recognizes and confirms that the Consultant (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement, without having independently verified same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an independent appraisal of any of the Company’s assets. The Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify the Consultant if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to the Consultant. The Consultant agrees to keep confidential and not disclose, without the Company’s prior written consent, any Information delivered to the Consultant by the Company that the Company has identified in writing as not publicly available and confidential after termination of this Agreement (“Confidential Information”), except to officers and employees of the Company, accountants, attorneys, consultants and other persons who have a need for such information for purposes in the best interests of the Company, and except (i) for such information which is or becomes of general public knowledge from authorized sources other than the Consultant, or (ii) as may be required by law, regulation, legal proceeding or court order, or (iii) for such information which was disclosed to Consultant from a source other than the Company or its representatives, provided the disclosing party did not have, to the knowledge of Consultant, a duty of confidentiality with respect to such information to the Company, or (iv) for such information which was in the possession of Consultant prior to its disclosure by the Company or its representatives. Consultant understands and agrees that the implementation of any recommendation or proposal suggested by Consultant will be subject to the sole and absolute discretion of the Company’s Board of Directors.

Kanders & Company, Inc.
September 22, 2006

4. In addition to the fees described in Section 2 herein, the Company shall reimburse the Consultant, upon request from time to time, upon presentation of receipts and such other documentation as the Company may reasonably request, for reasonable direct disbursements and for reasonable out-of-pocket expenses incurred for travel and entertainment.

5. The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination of this Agreement.

6. (a) Upon a Change-in-Control (as defined below) of the Company, the Consultant shall be paid a one-time lump sum cash payment equal to three times the average annual amount the Consultant received, or was entitled to receive, from the Company during the two complete fiscal years preceding such a Change-in-Control; provided, however, that in no event will the payment required to be made by this Section 6a. be more than three times Consultant’s “base amount” (as such term is defined in Section 280G of the Code) minus $1. If a Change-in-Control occurs before two fiscal years are completed, the total payment shall be calculated based upon the one fiscal year preceding such Change-in-Control. Upon the occurrence of a Change-in-Control and the payment to Consultant of the amount described in this Section 6(a), this Agreement shall terminate.

(b) For purposes hereof, a “Change-in-Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 30% or more of the total voting power of all the then-outstanding voting securities of the Company; provided, however, that in the event that such 30% acquisition of voting securities has been approved by the Company’s Board of Directors, then no Change-in-Control shall be deemed to have occurred solely by virtue of clause (iii) of this Section 6(b).

Kanders & Company, Inc.
September 22, 2006

7. Upon the death or permanent disability of Mr. Kanders, the Company shall make a one time lump sum cash payment to the Consultant, or his beneficiaries, as the case may be, equal to the amount the Consultant would be entitled to receive upon a Change-in-Control as provided in Section 6 herein, and subject to the limitations set forth therein. For the purposes of this Agreement, the term “permanent disability” shall mean Mr. Kanders’ inability to perform services on behalf of the Consultant for the benefit of the Company under this Agreement for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or any other physical or mental incapacity, as reasonably determined by the Board of Directors of the Company. In the event that a dispute arises with respect to the disability of Mr. Kanders, Consultant and the Company shall each select a physician licensed to practice in the State of Connecticut to make such a determination. If the two (2) physicians selected cannot agree on a determination, they will mutually select a third physician and the decision of the majority of the three (3) physicians will be binding. The Company shall use its best efforts to obtain a key man life insurance policy on Mr. Kanders, naming the Company as beneficiary, at the Company’s expense, sufficient to provide a death benefit in such amount as the Company may determine, to insure the Company’s obligation to the Consultant pursuant to this Section 7. Mr. Kanders agrees to submit to a reasonable physical examination as requested by an insurance carrier to assist the Company in obtaining such a policy or policies. Upon the death or permanent disability of Mr. Kanders, and the payment to Consultant of the amount described in this Section 7, this Agreement shall terminate.

8. (a) Upon execution of this Agreement, Mr. Kanders shall resign as the Executive Chairman of the Company’s Board of Directors upon being nominated and elected to the position of Non-Executive Chairman of the Board of Directors.

(b) This Agreement shall commence on the date hereof and continue for a period of five years. Prior to the expiration of such five year period, the Company shall review Consultant’s performance hereunder in good faith to determine the extent of the creation of shareholder value as a result of Consultant’s efforts hereunder, and in so doing, the Company shall review companies comparable to the Company and such other data as the Company may believe is appropriate, including compensation programs of private equity firms. Based on such considerations as the Company deems appropriate under the circumstances, including the increase in shareholder value for the Company as compared to other comparable companies and such other data as the Company may believe is appropriate, including compensation programs of private equity firms, if the Company so determines, and if Consultant so agrees, this Agreement may be renewed for a period of three years, and prior to the expiration of such three year period and upon a like review of circumstances, if the Company so determines, and if the Consultant so agrees, this Agreement may be further renewed for a period of two years. If no agreement is reached at the end of any such periods, this Agreement shall terminate, with no further compensation obligations hereunder other than those previously earned. The original five year period, and, unless terminated as herein provided, any renewal period, are herein collectively referred to as the “Term”.

Kanders & Company, Inc.
September 22, 2006

(c) In the event of a material breach by Consultant or Mr. Kanders of this Agreement not cured within 15 days after receipt of a notice of default from the Company to Consultant and Mr. Kanders, the Company shall have the right to terminate this Agreement upon expiration of such cure period, in which event the Company’s payment obligations to Consultant under this Agreement shall cease to accrue as of the effective date of such termination, and the Company will pay all accrued and unpaid amounts due Consultant under this Agreement to Consultant, including, without limitation, amounts under Sections 2, 4, 6 and 7 hereof, within 10 business days of the effective date of such termination.

(d) In the event of a material breach by the Company of this Agreement not cured within 15 days after receipt of a notice of default from the Consultant to the Company, Consultant shall have the right to terminate this Agreement upon expiration of such cure period, in which event the Consultant’s obligations pursuant to this Agreement shall terminate, and Consultant shall be entitled to all rights and remedies available at law or equity.

9. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein.

10. Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) the date delivered if delivered personally, (b) three (3) business days after being mailed by registered or certified mail (return receipt requested), (c) one (1) business day after being delivered to any reputable nationwide overnight courier service and (d) upon confirmation of delivery, if delivered by facsimile, at the following addresses (or at such other address for a party as will be specified by like notice):

(i)            If to the Company, to:

Net Perceptions, Inc.
One Landmark Square, 22nd Floor
Stamford, Connecticut 06901
Attn: Nigel P. Ekern
Fax: 203-428-2022

Kanders & Company, Inc.
September 22, 2006

with a required copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019
Attn: Robert L. Lawrence
Fax: (212) 245-3009

and

Kirkpatrick & Lockhart Nicholson Graham
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
Attn: Peter Marathas
Fax: (617) 261-3175

(ii)           If to Consultant:

Kanders & Company, Inc.
One Landmark Square, 22nd Floor
Stamford, Connecticut 06901
Attn: Warren B. Kanders
Fax: (203) 552-9607

11. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

12. It is intended that this Agreement, and any payments the Consultant is entitled to, shall comply with the provision of the Code and regulations adopted thereunder including Sections 280G, 162(m) and 409A of the Code. If any provision of this Agreement is inconsistent with the Code, such inconsistency shall not render this Agreement invalid and any such provision will be interpreted in a manner designed to comply with the Code.

13. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto. This Agreement shall only become effective upon the closing of the Company’s acquisition of the business of CRC Acquisition Co. LLC.

Kanders & Company, Inc.
September 22, 2006

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours, KANDERS & COMPANY, INC.

By:	/s/ Warren B. Kanders
Warren B. Kanders President

AGREED TO AND ACCEPTED:

Net Perceptions, Inc. hereby accepts the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of this 22 day of September, 2006.

NET PERCEPTIONS, INC.

By: /s/ Nigel P. Ekern
Name: Nigel P. Ekern Title: Chief Administrative Officer

AGREED, with respect to Sections 7 and 8(a) only:

/s/ Warren B. Kanders
Warren B. Kanders, personally

NET PERCEPTIONS, INC.
One Landmark Square, 22nd floor
Stamford, Connecticut 06901

September 22, 2006

Kanders & Company, Inc.
One Landmark Square, 22nd floor
Stamford, Connecticut 06901

Gentlemen:

In connection with the engagement of Kanders & Company, Inc. (the “Consultant”) to advise and assist us with the matters set forth in the Agreement dated the date hereof between us and the Consultant (the “Consulting Agreement”), we hereby agree to indemnify and hold harmless the Consultant, its affiliated companies, and each of the Consultant’s and such affiliated companies’ respective officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933) (each of the foregoing, including the Consultant, being hereinafter referred to as an “Indemnified Person”) to the fullest extent permitted by New York law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions (including shareholder derivative actions), proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as “Liabilities”), based upon, relating to or arising out of such engagement or any Indemnified Person’s role therein; provided, however, that we shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without our consent, which consent shall not be unreasonably withheld, or (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person seeking indemnification. In connection with our obligation to indemnify for expenses as set forth above, we further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified Person is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Person.

Promptly after the Consultant receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, the Consultant will notify us thereof; but the omission so to notify us shall not relieve us from any obligation hereunder unless, and only to the extent that, such omission results in our forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Person, we shall, upon written notice given reasonably promptly following your notice to us of such action or proceeding, be entitled to assume the defense thereof at our expense with counsel chosen by us and reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at our expense and to control its own defense of such action or proceeding if (i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to us, or (ii) in the reasonable opinion of counsel to such Indemnified Person, a conflict or potential conflict exists between us and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall we be required to pay fees and expenses under this indemnity for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.

Kanders & Company, Inc.
September 22, 2006

If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any Liabilities (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified person), then we agree, in lieu of indemnifying such Indemnified Person, to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by us on the one hand and by such Indemnified Person on the other hand from the transactions in connection with which the Consultant has been engaged or (ii) if (but only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such a proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of us and of such Indemnified Person; provided, however, that in no event shall the aggregate amount contributed by the Indemnified Person exceed the amount of fees actually received by the Consultant pursuant to this engagement. The relative benefits received or sought to be received by us on the one hand and by the Consultant on the other shall be deemed to be in the same proportion as (a) the total value of the transactions with respect to which the Consultant has been engaged bears to (b) the fees paid or payable to the Consultant with respect to such engagement.

The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state. This agreement may not be amended or otherwise modified except by an instrument signed by both the Consultant and us. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not effect such provision in any other respect or any other provision of this agreement, which shall remain in full force and effect.

Kanders & Company, Inc.
September 22, 2006

The foregoing indemnification agreement shall remain in effect indefinitely, notwithstanding any termination of the Consultant’s engagement or the Consulting Agreement.

Very truly yours, NET PERCEPTIONS, INC.

By:	/s/ Nigel P. Ekern
Name: Nigel P. Ekern Title: Chief Administrative Officer

ACKNOWLEDGED AND AGREED TO:

KANDERS & COMPANY, INC.

By: /s/ Warrant B. Kanders
Warren B. Kanders President